                                                                  EXHIBIT 10.13




                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") is made as of September 16, 1995 (the "Effective Date") by and between Perot Systems Corporation, a Texas corporation ("PSC"), and James A. Cannavino ("Cannavino").

         1. Employment. Subject to the terms and conditions specified in this Agreement, PSC hereby agrees to employ Cannavino as President and Chief Operating Officer and Cannavino agrees to perform those duties normally associated with such positions, subject to such legal and ethical policies and guidelines as may be reasonably established from time to time by the Board of Directors of PSC (the "Board"), the Chairman of the Board (the "Chairman") or the Chief Executive Officer of PSC. The term of Cannavino's employment by PSC hereunder will commence on the Effective Date and will continue thereafter until terminated in accordance with Section 8.

         2. Extent of Services. Cannavino will not participate in any way in any other job or business while employed by PSC, without prior written consent of the Board; provided that Cannavino may (subject to Section 4) engage in charitable activities, passive investments and part time business projects or ventures unrelated to the business of PSC if such activities (taken together) do not occupy a significant portion of Cannavino's business time and do not materially interfere with the performance of his duties to PSC. At the request of the Board, Cannavino will serve as a director and/or officer of one or more of PSC's subsidiaries for no additional compensation.

         3. Confidential Information. Cannavino agrees never to use or disclose any Confidential Information of PSC, except for (a) use and disclosure made in good faith by Cannavino in the course of his services for PSC and (b) disclosure required by applicable law. "Confidential Information" of PSC includes all PSC trade secrets, intellectual property or other business, financial or technical information relating to PSC's business, technology, vendors or customers, whether or not reduced to writing and whether or not conceived, originated, discovered or developed in whole or in part by Cannavino; provided that Confidential Information does not include (i) information that is available to the general public or known generally within the industry; (ii) information that has been intentionally disclosed by PSC to a third party without any confidentiality obligation on the part of the third party; and (iii) information that was known to Cannavino prior to his association with PSC. Cannavino will also comply with any agreements by PSC to protect third party confidential information, to the same extent as if it were Confidential Information of PSC hereunder.

         4. Competition. Cannavino acknowledges that, in the course and as a result of his employment with PSC, Cannavino will obtain special training and knowledge and will come in contact with PSC's customers and potential customers, which training, knowledge and contacts would provide invaluable benefits to competitors of PSC. Accordingly, and in consideration of PSC's agreement to hire Cannavino hereunder, which Cannavino acknowledges is conditioned on the covenants contained herein, Cannavino agrees that, during the time Cannavino is employed by PSC and within two years thereafter, except with the prior written consent of PSC, Cannavino will comply with the following covenants:

                 (a) Cannavino will not, directly or indirectly, whether as an employee, employer, consultant, agent, principal, partner, owner, shareholder (other than as a holder of less than 5% of a publicly traded class of securities), officer, director or in any other individual or representative capacity, provide services to, or be otherwise associated with, any of the companies or divisions listed on Schedule I attached hereto (the "Named Competitors"); provided that Cannavino may serve as a senior management level employee or consultant for, or be a shareholder or director of, the parent company or an affiliate of a Named Competitor, if he is not involved in the day-to-day activities of the Named Competitor and the revenues of the Named Competitor during its most recent fiscal year at the time Cannavino begins such employment are less than 20% of the consolidated revenues of the parent company and its subsidiaries. Within 30 days after Cannavino's employment with the Company is terminated, PSC may add up to six additional Named Competitors to the list set forth on
         Schedule I, if each new Named Competitor's principal business is directly competitive with a Core Business of PSC. "Core Business" means a business segment (based on the type of products or services provided and not the industry to which such products or services are provided) that generated 20% or more of PSC's total revenues during the latest completed fiscal year of PSC prior to Cannavino's termination.

                 (b) Cannavino will not head up, run, consult for or become an employee of any entity whose principal business is directly competitive with a Core Business of PSC, or any subsidiary or division of a company where the principal business of such subsidiary or division is directly competitive with a Core Business of PSC.

                 (c) Cannavino will not directly solicit to work for him or any entity by which is he employed or intends to become employed (and actually is employed within six months), or specifically identify for employment by any such entity, any individuals who, at the time of such solicitation or identification, are employees of PSC; provided that (i) no violation of this paragraph will be deemed to have occurred unless the employee involved actually commences employment with such entity and (ii) Cannavino may solicit or identify for employment up to three such individuals, if such individuals were first employed by PSC after the Effective Date.

                 (d) Cannavino will not directly solicit from a Major Customer any business that is directly competitive with a Core Business of PSC or directly competitive with a business that accounts for more than 25% of PSC's revenues from such Major Customer in the year prior to Cannavino's termination. For such purposes, a "Major Customer" means any customer (which is limited to the operating unit that benefits from the goods or services provided by PSC and, if such operating unit has a parent company, the other operating units of such parent company that do not receive any substantial benefits from such goods or services will not be Major Customers) that accounted for more than $5 million in revenues to PSC during PSC's latest completed fiscal year prior to Cannavino's termination, adjusted to an annualized basis for any contracts entered into during such fiscal year, or which would account for more than $5 million in revenues to PSC during the fiscal year in which Cannavino is terminated after giving





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         effect to any new contracts entered into during such fiscal year;
         provided that (i) no more than 50 customers may be classified as Major Customers and (ii) within 30 days after Cannavino's termination, PSC will provide to Cannavino a list of its Major Customers at such time, indicating any Major Customers to whom PSC provides goods or services in excess of such 25% of revenue for such Major Customer that do not constitute Core Business and indicating such goods or services. It is understood that Cannavino may attend meetings and social events with executives of a Major Customer (or the parent of a Major Customer) without violating this paragraph, so long as he does not directly solicit any business of the type described in the first sentence of this paragraph from such Major Customer.

         The foregoing restrictions will not apply to the ownership by Cannavino of less than 5% of a publicly traded class of securities or to the performance by Cannavino of investment banking services for any entity. If any provision of this Section 4 is found by any court of competent jurisdiction to be unreasonable by reason of its being too broad as to the period of time, territory or scope, then, and in that event, such provision will nevertheless remain valid and fully effective, but will be considered to be amended so that the period of time, territory or scope set forth will be changed to be the maximum period of time, the largest territory or the broadest scope, as the case may be, that would be found reasonable and enforceable by such court.

         5. Notice and Cure. If, before the end of the month following any month in which (a) Cannavino performs services for a particular company (other than a company listed on Schedule I) that might constitute a breach of
Section 4(b), (b) knows (or would have known if he had not intentionally avoided such knowledge) that a former employee of PSC has accepted employment under circumstances that might constitute a breach of Section 4(c), or (c) engages in any conduct that might be prohibited under Section 4(d) (collectively, a "Questionable Activity"), Cannavino delivers notice to PSC fully describing the Questionable Activity, then (i) if PSC does not deliver written notice to Cannavino stating that such Questionable Activity constitutes a breach of Section 4 (a "Notice of Breach") within 30 days after receiving Cannavino's notice, then such Questionable Activity will be deemed not to constitute a breach of Section 4, and (ii) if PSC does deliver a Notice of Breach with respect to such Questionable Activity within such 30 day period, then Cannavino will be deemed to have fully cured any breach of Section 4 resulting from such Questionable Activity, and PSC will have no right to exercise remedies with respect to such breach, if within 15 days after the Notice of Breach, (A) Cannavino ceases to engage in such Questionable Activity,
(B) in the case of clause (b) above, the services of the former employee of PSC terminate with the entity involved, and (C) in the case of clause (c) above, any contract with the Major Customer that was obtained in connection with such Questionable Activity is canceled. Except as expressly provided in this
Section 5, Cannavino will have no right to notice or cure with respect to a breach of Section 4.

         6. Inventions. All inventions, improvements, technical developments, patentable or copyrightable work products and other intellectual property that Cannavino helps to create wholly or partly in the course of Cannavino's work for PSC or as a result of that work or use of PSC property, and that relates to PSC's business or any natural extension of PSC's business, will be the property of PSC. Cannavino will promptly disclose all of such intellectual property to PSC. Cannavino will have no rights to such intellectual property and hereby assigns any such





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rights to PSC, and will execute any documents reasonably requested and provided by PSC in order to establish, protect or enforce such rights.

         7. Property. At the end of Cannavino's employment, Cannavino will promptly return all PSC property and Confidential Information to PSC, and PSC may deduct any amounts owed by Cannavino to PSC from any amounts otherwise due to Cannavino from PSC.

         8.      Termination.

                 (a) PSC may terminate Cannavino's employment under this Agreement at any time for Cause. "Cause" means the occurrence of any of the following circumstances: (i) Cannavino's refusal to follow proper written directions of the Board, the Chairman or the Chief Executive Officer as to specific actions within a reasonable specified period unless the action is illegal, unethical or immoral and Cannavino so notifies the Board and the Chief Executive Officer of such illegality, unethical position or immorality in writing within five business days of the request to Cannavino; (ii) Cannavino's conviction of a felony (other than a traffic violation) or (iii) Cannavino's commission of material fraud with regard to PSC. "Cause" specifically excludes Cannavino's death or any physical or mental illness affecting Cannavino.

                 (b) PSC may terminate Cannavino's employment under this Agreement at any time for any reason other than Cause, upon which termination PSC will pay Cannavino severance pay equal to two year's Base Salary (as defined below, using the highest Base Salary previously paid to Cannavino), to be paid on a semi-monthly basis; provided that, unless such discharge occurs within six months following a Change in Control, if Cannavino receives any salary, consulting fees or other cash compensation for services during the second year following discharge, then any such severance payments made during the second year following discharge and after Cannavino first earns such other cash compensation will be reduced by the amount of such other cash compensation.

                 (c) Cannavino may terminate his employment under this Agreement for Good Reason, upon which termination PSC will pay Cannavino severance pay equal to two year's Base Salary (using the highest Base Salary previously paid to Cannavino), to be paid on a semi-monthly basis; provided that, unless Cannavino's Good Reason is as a result of an action covered by subparagraph (i)-(iv) below that occurs within six months following a Change in Control, if Cannavino receives any salary, consulting fees or other cash compensation for services during the second year following discharge, then any such severance payments made during the second year following discharge and after Cannavino first earns such other cash compensation will be reduced by the amount of such other cash compensation. "Good Reason" means the occurrence of any of the reasons set forth below, if within 60 days after such occurrence, Cannavino delivers written notice to the Board stating that he will terminate his employment with PSC if such reason is not substantially cured within 30 days, and such reason is not substantially cured within such 30 day period. The reasons for Good Reason are the following:





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                          (i)     failure to elect Cannavino as Chief Executive
                 Officer of PSC within 12 months after the Effective Date;

                          (ii) failure to elect Cannavino as Chairman within 24 months after the Effective Date (or such earlier time as Morton H. Meyerson ceases to serve as Chairman), unless Morton
                 H. Meyerson is then the Chairman, in which case the failure to elect Cannavino as Chairman after Morton H. Meyerson ceases to be Chairman;

                          (iii) removal of Cannavino from the position of President or Chief Operating Officer (unless such removal is in conjunction with his promotion to Chief Executive Officer) or a material diminution in the duties associated with such position;

                          (iv) removal of Cannavino from the position of Chairman or Chief Executive Officer or a material diminution in the duties associated with such position;

                          (v)     a reduction in Cannavino's Base Salary;

                          (vi) a "Change in Control" of PSC, which is defined to mean any of the following events:

                                  (A)      PSC is merged, consolidated or
                          reorganized into or with another corporation or other legal entity and as a result of such merger, consolidation or reorganization less than 50% of the combined equity interests or voting power of the then outstanding securities of the remaining corporation or legal entity or its ultimate parent immediately after such transaction are received in respect of or in exchange for voting securities of PSC pursuant to such transaction;

                                  (B)      PSC sells all or substantially all
                          of its assets to any other corporation or other legal entity and, immediately following such sale, the equity owners of PSC prior to such sale own less than 50% of the combined equity interests or voting power of the then outstanding securities of such other corporation or legal entity or its ultimate parent;

                                  (C)      any person (including any "person"
                          as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities which, when added to any securities already owned by such person, would represent in the aggregate (i) 50%, if PSC's common stock is not Publicly Traded at such time, or (ii) 40%, if PSC's common stock is





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                          Publicly Traded at such time, of the outstanding
                          securities of PSC which are entitled to vote to elect directors;

                                  (D) the shares of PSC common stock owned by Ross Perot and his family members or affiliates of his family members are voted, separately or together with shares owned by other shareholders, at the request of Ross Perot or his family members, as necessary to constitute a majority of the outstanding voting stock, to replace, within a six month period, a majority of the Board with new directors and, within six months after the new majority of directors is in office, Cannavino is removed as Chairman, President, Chief Executive Officer or Chief Operating Officer of PSC;

                                  (E)      shares of PSC common stock owned by
                          Swiss Bank Corporation ("SBC") or its affiliates are voted, separately or together with shares owned by other shareholders, at the request of SBC or its affiliates, as necessary to constitute a majority of the outstanding voting stock, to replace, within a six month period, a majority of the Board with new directors and, within six months after the new majority of directors is in office, Cannavino is replaced as Chairman, President, Chief Executive Officer or Chief Operating Officer of PSC;

                                  (F)      shares of PSC common stock owned by
                          the Siemens group of companies ("Siemens") or its affiliates are voted, separately or together with shares owned by other shareholders, at the request of Siemens or its affiliates, as necessary to constitute a majority of the outstanding voting stock, to replace, within a six month period, a majority of the Board with new directors and, within six months after the new majority of directors is in office, Cannavino is replaced as Chairman, President, Chief Executive Officer or Chief Operating Officer of PSC; or

                                  (G)      if, before the common stock of PSC
                          or any successor security, issued or distributed by PSC or any successor entity, whether by way of merger, consolidation, share exchange, reorganization, recapitalization or otherwise, has been listed on a registered national securities exchange or approved for quotation in the National Association of Securities Dealers Automated Quotation ("Nasdaq") system, more than 95% of the shares of PSC common stock currently owned by HWGA, Ltd. and Meyerson Family Limited Partnership area transferred in a single or series of related transfers, other than in one or more distributions to the partners of such partnerships;


                 provided, however, that notwithstanding paragraphs (A), (B) or
                 (C) above, the ownership or acquisition of securities by SBC or its affiliates (subject to the limitations of any agreement between SBC or its affiliates and PSC) or Ross Perot





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                 or his affiliates or family members or affiliates of his
                 family members or Siemens or its affiliates (subject to the limitations of any agreement between Siemens or its affiliates and PSC) will not constitute, or be deemed to cause, a Change in Control, except that (x) a Change in Control will be deemed to have occurred if either Siemens and its affiliates or SBC and its affiliates own more than 45% of the outstanding securities of PSC that are entitled to elect directors and such ownership continues for one year and (y) if PSC terminates Cannavino's employment during such year without Cause or Cannavino terminates with Good Reason, then such termination will be deemed to have occurred immediately following a Change in Control and Cannavino's rights under this Agreement and the Option Grant will be adjusted accordingly (and retroactively, to the extent necessary); or

                          (vii) any other material breach by PSC of its obligations under this Agreement.

                 (d) Cannavino may terminate his employment under this Agreement without Good Reason, but in such event PSC will have no further obligations to Cannavino hereunder, except for the payment of accrued Base Salary through the date of termination.

                 (e) The parties agree that actual damages in the event of a breach of this Agreement by PSC are speculative and that the severance payments set forth in paragraphs (b) and (c) above constitute liquidated damages and are a reasonable estimate of the actual damages that would result from a breach of this Agreement by PSC. Cannavino is not entitled to any additional damages whatsoever. If PSC tenders such severance pay, Cannavino hereby waives and relinquishes any cause of action relating to his employment or termination under this Agreement (excluding any claim for Base Salary and any claim for nondiscretionary benefits, bonus payments, indemnification or insurance to which Cannavino is entitled under PSC's articles of incorporation, bylaws or other agreements binding on PSC, in each case through the date of termination, other than with respect to indemnification or director and officer insurance, and any claim under the Option Grant, dated as of July 27, 1995 from PSC to Cannavino (the "Option Grant")), and if he institutes any such cause of action against PSC or its directors, officers or employees under or in connection with this Agreement, Cannavino forfeits any entitlement to the severance payments provided in paragraphs (b) and (c) above and will be entitled to no damages whatsoever. Notwithstanding the foregoing, Cannavino may bring a claim against PSC or its directors, officers or employees for defamation if he first returns any severance payments previously made hereunder, and upon bringing such claim he will forfeit his right to any additional severance payments hereunder unless and until he is successful in winning a final judgment on such claim (in which case PSC will be liable for the full amount of severance pay required hereunder).

         9. Compensation. During the term of this Agreement, PSC will pay Cannavino a salary of $41,666.67 per month, which salary may be revised by the Board from time to time (the "Base Salary"), plus a bonus, if any, to be determined in the sole discretion of the Board and payable as of the end of each calendar year other than 1995. Cannavino will also receive





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a signing bonus, payable as of the Effective Date, in an amount to be determined by the current Chairman.

         10. Benefits. Cannavino will be entitled to receive employee benefits as established or revised by PSC from time to time for its senior executive officers. Cannavino will receive medical coverage, dependent medical coverage and disability coverage on the same terms as the other executive officers of PSC. Cannavino will be entitled to indemnification and will receive directors' and officers' liability insurance to the maximum extent provided to other directors and executive officers of PSC and its subsidiaries from time to time. Cannavino will receive life insurance coverage on the same terms as provided to the current Chairman, if Cannavino submits to a physical examination and receives an insurability rating that provides for no higher premium than that paid by PSC for the current Chairman; provided that, if Cannavino's premium would be higher than that paid by PSC for the current Chairman, Cannavino may obtain a lower amount of coverage, so as to reduce the premium to that paid for the current Chairman, or may obtain equivalent coverage by paying the difference between his actual rate and the rate paid for the current Chairman. Cannavino will be provided the benefits of the standard PSC relocation policy provided to employees relocating when already employed by PSC and given the most favorable reasonable alternatives within that policy in connection with Cannavino's permanent relocation to the Dallas, Texas area, which relocation Cannavino agrees he will make within two years of the Effective Date. Cannavino will be provided with a PSC paid apartment, car, temporary living expenses and commuting expenses during the period of up to one year prior to such permanent relocation.

         11. Legal Fees. PSC will pay all reasonable legal fees incurred by Cannavino through the date hereof in connection with the negotiation and documentation of this Agreement, the Stock Option Grant and the other documents specifically referenced herein or therein.

         12. Withholding. PSC may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or government regulation or ruling.

         13. Survival. The provisions of Sections 3, 4, 5, 6 and 7 will survive any termination of this Agreement and will continue to be enforceable against Cannavino after his employment with PSC ends.

         14. Action by PSC. Any election, consent, waiver or other action that may be taken by PSC hereunder will be taken by the Chairman, unless Cannavino is then serving in such capacity, in which case such action will be taken by the Board.

         15. Notices. Any notice to PSC that is required or permitted by this Agreement must be addressed to PSC at its principal office to the attention of the Chairman (unless Cannavino is then the Chairman, in which case to the attention of the Board of Directors), with a copy to the General Counsel. Any notice to Cannavino that is required or permitted by this Agreement must be addressed to Cannavino at the most recent address for Cannavino reflected in the appropriate records of PSC, with copies to Proskauer Rose Goetz & Mendelsohn LLP, 1585 Broadway, New York, New York 10036,
Attention: Michael S. Sirkin (telecopy: 212-969-2900).  Either party





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may at any time change its address for notification purposes by giving the other prior written notice of the new address and the date upon which it will become effective. Whenever this Agreement requires or permits any notice from one party to another, the notice must be in writing and must be sent by courier, overnight delivery service, facsimile or certified mail, return receipt requested, and such notice will be deemed to be given (a) if sent by courier, on the date actually delivered, (b) if sent by overnight delivery service, one day after being sent, (c) if sent by telecopy, on the date that confirmation of transmission is received by the sender, or (d) if sent by certified mail, on the third business day after being mailed.

         16. Enforcement. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without regard to the choice of law rules thereof. PSC will be entitled, in addition to any other remedies it may have at law or in equity, to temporary and permanent injunctive and other equitable relief to enforce the provisions of this Agreement. Any action to enforce the provisions of, or otherwise relating to, this Agreement may be brought in the appropriate courts in Dallas, Dallas County, Texas, and Cannavino hereby consents to the personal jurisdiction of such courts in any such action; provided that, at the request of PSC or Cannavino, any claim or dispute arising out of or relating to this Agreement or Cannavino's employment by PSC or the termination of such employment, including any federal or state statutory claims, will be resolved without resort to the courts solely through mediation and, if mediation is not successful, through binding arbitration pursuant to the rules of the American Arbitration Association. A judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction. Neither party will be liable to the other for punitive damages for any such claim or dispute.

         17. Entire Agreement. This Agreement and the other documents and instruments specifically referenced herein constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof, and except as expressly set forth herein or therein, there are no agreements or representations, written or oral, express or implied, with respect to such subject matter. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Cannavino and PSC. No waiver by either party hereto of any condition or provision of this Agreement to be performed by the other party will be deemed a waiver of any other provisions or conditions at the same or at any prior or subsequent time.

         18. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, the validity and enforceability of all other provisions of this Agreement will not be affected thereby.

         19. Counterparts. This Agreement may be executed in any number of multiple counterparts and by different parties on separate counterparts, all of which when taken together will constitute one and the same agreement.





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         IN WITNESS WHEREOF, and intending to be legally bound, Cannavino and a duly-authorized representative of PSC have executed this Agreement as of the date first above written.



                                     /s/ JAMES A CANNAVINO
                                     ------------------------------------------
                                     JAMES A. CANNAVINO

                                     PEROT SYSTEMS CORPORATION



                                     By: /s/ PETER ALTABEF
                                        ---------------------------------------
                                     Name: Peter Altabef
                                          -------------------------------------
                                     Title: Vice President and General Counsel
                                           ------------------------------------





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                                                                   SCHEDULE I TO
                                                            EMPLOYMENT AGREEMENT


                              List of Competitors


Electronic Data Systems Corporation
Computer Sciences Corporation and CSC Index
SHL System House Inc.
Integrated Systems Solutions Corporation
American Management Systems
The Solutions company of AT&T
SEMA
Anderson Consulting
Deloitte & Touche [any business competitive with PSC]
Ernst & Young [any business competitive with PSC]
Cap Gemini Sogeti
KPGM Peat Marwick [any business competitive with PSC]
Price Waterhouse [any business competitive with PSC]
A.D. Little
Cambridge Technology
Booze Allen
Siemens [any business competitive with PSC]
Daimler-Benz [any business competitive with PSC]





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